KRAMER LEVIN NAFTALIS & FRANKEL LLP

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                                   May 5, 2000

The Victory Portfolios
3435 Stelzer Road
Columbus, Ohio 45202

            Re:   The Victory Portfolios; Opinion of counsel on behalf of
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                  Established Value Fund and Fund for Income
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Dear Ladies and Gentlemen:

            Reference is made to the Registration Statement on Form N-14, Registration No. 333-93959, under the Securities Act of 1933, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on December 30, 1999, as amended, registering shares of beneficial interest, par value $0.001 (the "Shares"), of The Victory Portfolios (the "Trust"), a Delaware business trust. The Shares are to be issued in connection with an Agreement and Plan of Reorganization and Termination dated as of May 5, 2000 (the "Agreement") whereby

                  (i) all of the then-existing assets of Ohio Regional Stock Fund (an investment portfolio of the Trust herein called a "Target"), a series portfolio of the Trust, will be transferred to Established Value Fund (a series portfolio of the Trust; the Class A Shares of such portfolio being the Target's corresponding "Acquiring Fund"), in exchange for (a) the assumption of all of the Target's obligations and liabilities and (b) the issuance and delivery to the Target of full and fractional shares of the Acquiring Fund (as described in the Agreement); such shares will be distributed by the Target pro rata to its shareholders upon its liquidation; and

                  (ii) all of the then-existing assets of Government Mortgage Fund (an investment portfolio of the Trust herein called a "Target"), a series portfolio of the Trust, will be transferred to Fund for Income (a series portfolio of the Trust; the Class A Shares of such portfolio being the Target's corresponding "Acquiring Fund"), in exchange for (a) the assumption of all of the Target's obligations and liabilities and (b) the issuance and delivery to the Target of full and fractional shares of the Acquiring Fund (as described in the Agreement); such shares will be distributed by the Target pro rata to its shareholders upon its liquidation.

            The transactions contemplated by the Agreement constitute a "Reorganization" of each of the Targets. The Agreement was approved by the Board of Trustees of the Trust on

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KRAMER LEVIN NAFTALIS & FRANKEL LLP
The Victory Portfolios
May 5, 2000
PAGE 2

December 1, 1999 and by each Target's shareholders at a special meeting of shareholders called for that purpose on March 27, 2000.

            We have reviewed the Trust's Certificate of Trust, Trust Instrument (the "Governing Instrument"), By-Laws, resolutions of the Trustees and Registration Statement (including exhibits thereto). We have also made such inquiries and have examined originals, certified copies or copies otherwise identified to our satisfaction of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. For purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies submitted. As to various matters of fact relevant to our opinion, we have relied on representations and certificates of officers and other representatives of the Trust, including the representations and warranties contained in the Agreement and in certificates delivered pursuant thereto, public officials and others. In addition, we have assumed that the representations to be made as of the closing date by the Trust will be made in a form acceptable to us and that the Trust's activities in connection with the Agreement and the transactions contemplated therein have been and will be conducted in the manner provided in such documents and as set forth herein. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to them in the Agreement unless the context otherwise requires.

            The opinion set forth below is subject to the qualifications that the indemnification and contribution provisions of the Agreement may be unenforceable as a matter of public policy.

            We are members of the Bar of the State of New York and are not experts as to the laws of any other state or jurisdiction other than the Federal laws of the United States of America. As to matters of Delaware law, we have relied without any investigation upon the opinion of Morris, Nichols, Arsht & Tunnel (a copy of which is attached) and our opinion is subject to all of the same assumptions and qualifications contained therein. Based upon and subject to the foregoing and the last two paragraphs of this opinion, and provided that the Reorganization occurs in accordance with the terms of the Agreement, we are of the opinion that:

            1. The Trust is a duly formed and validly existing business trust in good standing under the laws of the State of Delaware with all requisite business trust power and authority to carry on its business and to own its property and assets as described in the Governing Instrument. Each Acquiring Fund is a validly existing Series of the Trust;

            2. The Shares of each Acquiring Fund to be issued and delivered to Shareholders pursuant to the terms of the Agreement have been duly authorized and, upon issuance, will be validly issued, fully paid and non-assessable (except as disclosed in such Acquiring Fund's then current Prospectus and Statement of Additional Information).

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KRAMER LEVIN NAFTALIS & FRANKEL LLP
The Victory Portfolios
May 5, 2000
PAGE 3

            This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to or relied upon by any governmental agency or other person, without the prior written consent of this firm. Notwithstanding the prior sentence, we consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14, filed December 30, 1999 as amended. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. This opinion is as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of law as the same exist on the date hereof
 . We disclaim any responsibility to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur or take effect.

                                    Very truly yours,

                                    /s/ Kramer Levin Naftalis & Frankel